Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy L. Simpson Pam Kessler (805) 981-8655

LTC REPORTS 2016 FIRST QUARTER RESULTS

AND ANNOUNCES NEW INVESTMENTS

—Subsequent to Quarter End Acquires Three Memory Care Communities,

Originates a Mortgage Loan and Locks Rate on Senior Unsecured Notes at 4.15%—

—Guest Speakers to Participate on May 3 Conference Call—

WESTLAKE VILLAGE, CALIFORNIA, May 2, 2016 — LTC Properties, Inc. (NYSE: LTC), a real estate investment trust that primarily invests in seniors housing and health care properties, today announced operating results for its first quarter ended March 31, 2016 and recent investment activity.

Funds from Operations (“FFO”) and normalized FFO increased 21.1% to $28.3 million for the 2016 first quarter, up from $23.4 million for the comparable 2015 period. FFO per diluted common share and normalized FFO per diluted common share were $0.76 for the quarter ended March 31, 2016, compared with $0.65 for the same period in 2015, representing a 16.9% increase. Net income available to common stockholders was $19.8 million, or $0.53 per diluted share, for the 2016 first quarter compared with $16.6 million, or $0.47 per diluted share, for the same period in 2015. The improvement in FFO, normalized FFO and net income available to stockholders was primarily due to higher revenues from mortgage loan originations, acquisitions and completed development projects, partially offset by higher interest expense resulting from the sale of senior unsecured notes in April and November of 2015, and increased utilization of LTC’s line of credit, as well as additional general and administrative expenditures related to increased investment activity.

As previously announced, during the three months ended March 31, 2016, LTC purchased a newly constructed 126-bed skilled nursing center in Texas for $16.0 million and added the property to an existing master lease agreement at an initial incremental cash yield of 8.5%.

Subsequent to March 31, 2016, LTC completed the following:

•                  Acquired two memory care communities in Kansas totaling 120 units for an aggregate purchase price of $25.0 million, and added the properties to an existing master lease agreement at an initial incremental cash yield of 8%;

•                  Acquired a 60-unit memory care community in Kentucky for $14.3 million, and added the property to an existing master lease agreement at an initial incremental cash yield of 8%;

•                  Originated a $12.3 million mortgage loan secured by a first lien mortgage encumbering two skilled nursing centers in Michigan totaling 216 beds. LTC funded $7.8 million at closing with a commitment to fund an additional $4.5 million for approved capital improvement projects. The capital improvement funding will be available for 36 months following the origination date. The loan has an initial term of four years and bears interest at 9.41%.  LTC has the option to extend the loan maturity to January 2045, and, upon extension, will make additional loan proceeds available to the borrower in an amount not to exceed $8.0 million funded upon the properties achieving certain predetermined coverage thresholds; and

•                  Locked rate under a shelf agreement with Prudential on $37.5 million of senior unsecured notes with a coupon of 4.15%. The notes will have an average 10-year life, scheduled principal payments and will mature in 2028. LTC anticipates selling the notes on or about May 20, 2016.

Guest Speakers to Participate on May 3 Conference Call

LTC will conduct a conference call on Tuesday, May 3, 2016, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to provide commentary on its performance and operating results for the quarter ended March 31, 2016. Joining LTC’s senior management on the call will be Dr. Craig Flashner, a Principal of Prestige Healthcare, and Mr. Mark Rockwell, a Principal of Anthem Memory Care.

Prestige Healthcare is a privately held operating company providing post-acute care, assisted living and independent living services and other rehabilitative and healthcare services at 70 facilities in seven states. Prestige is the operator of 22 properties in LTC’s portfolio, and represented approximately 15% of LTC’s annual income as of March 31, 2016.

Anthem Memory Care is a privately held company that develops and operates stand-alone, private-pay memory care communities. To date, Anthem has developed six communities and operates eight communities in four states, including seven owned by LTC, and has three projects in various stages of development, all with LTC. Anthem represented approximately 4% of LTC’s annual income as of March 31, 2016.

“There are currently certain prevailing areas of interest from analysts and investors throughout our industry. In post-acute care, questions revolve around RAC audits, bundled payments and managed care, to name just a few. In private-pay memory care, there are lingering concerns regarding overdevelopment, construction costs, rate growth and wage pressures,” said Wendy Simpson, LTC’s Chairman and Chief Executive Officer. “We are pleased to be able to include Dr. Flashner and Mr. Rockwell on our call, and believe there will be significant benefit from hearing from two great operating companies who are succeeding in today’s environment, while preparing for tomorrow’s. LTC is fortunate to have such a strong association with these gentlemen and their companies.”

The conference call is accessible by telephone and the internet. Telephone access will be available by dialing 877-510-2862 (domestically) or 412-902-4134 (internationally). To participate in the webcast, go to LTC’s website at www.LTCreit.com 15 minutes before the call to download the necessary software. The call is expected to last approximately 90 minutes.

An audio replay of the conference call will be available from May 3 through May 17, 2016 and may be accessed by dialing 877-344-7529 (domestically) or 412-317-0088 (internationally) and entering conference number 10088908. Additionally, an audio archive will be available on LTC’s website on the “Presentations” page of the “Investor Information” section, which is under the “Investors” tab. LTC’s earnings release and supplemental information package for the current period will be available on its website on the “Press Releases” and “Presentations” pages, respectively, of the “Investor Information” section which is under the “Investors” tab.

About LTC

LTC is a self-administered real estate investment trust that primarily invests in seniors housing and health care properties through lease transactions, mortgage loans and other investments. At March 31, 2016, LTC had 222 investments located in 30 states comprising 104 assisted living communities, 99 skilled nursing centers, 7 range of care communities, 1 school, 1 behavioral health care hospital, 6 parcels of land under development and 4 parcels of land held-for-use. Assisted living communities, independent living communities, memory care communities and combinations thereof are included in the assisted living property type. Range of care communities consist of properties providing skilled nursing and any combination of assisted living, independent living and/or memory care services. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCreit.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and LTC assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

(financial tables follow)

LTC PROPERTIES, INC.

INCOME STATEMENT DATA

(amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Rental income	$31,880	$26,678
Interest income from mortgage loans	6,578	4,607
Interest and other income	146	195
Total revenues	38,604	31,480

Expenses:
Interest expense	6,000	3,766
Depreciation and amortization	8,561	6,779
Impairment on real estate for sale	—	—
Provision for doubtful accounts	84	3
Acquisition costs	90	48
General and administrative expenses	4,283	3,448
Total expenses	19,018	14,044

Operating income	19,586	17,436
Income from unconsolidated joint ventures	272	116
Net income	19,858	17,552
Income allocated to participating securities	(101)	(123)
Income allocated to preferred stockholders	—	(818)
Net income available to common stockholders	$19,757	$16,611

Earnings per common share:
Basic	$0.53	$0.47
Diluted	$0.53	$0.47

Weighted average shares used to calculate earnings per common share:
Basic	37,446	35,277
Diluted	37,459	37,292

Dividends declared and paid per common share	$0.54	$0.51

Supplemental Reporting Measures

FFO, adjusted FFO (“AFFO”), and Funds Available for Distribution (“FAD”) are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and the Company use FFO, AFFO and FAD as supplemental measures of operating performance. The Company believes FFO, AFFO and FAD are helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO, AFFO and FAD facilitate like comparisons of operating performance between periods. Additionally the Company believes that normalized FFO, normalized AFFO and normalized FAD provide useful information because they allow investors, analysts and our management to compare the Company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Normalized FFO represents FFO adjusted for certain items detailed in the reconciliations. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs.

We define AFFO as FFO excluding the effects of straight-line rent, amortization of lease inducement, effective interest income and deferred income from unconsolidated joint ventures. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in our consolidated balance sheet. At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. Effective interest method, as required by GAAP, is a technique for calculating the actual interest rate for the term of a mortgage loan based on the initial origination value.  Similar to the accounting methodology of straight-line rent, the actual interest rate is higher than the stated interest rate in the early years of the mortgage loan thus creating an effective interest receivable asset included in the interest receivable line item in our consolidated balance sheet and reduces down to zero when, at some point during the mortgage loan, the stated interest rate is higher than the actual interest rate.  By excluding the non-cash portion of rental income, interest income from mortgage loans and income from unconsolidated joint ventures, investors, analysts and our management can compare AFFO between periods. Normalized AFFO represents AFFO adjusted for certain items detailed in the reconciliations.

We define FAD as AFFO excluding the effects of non-cash compensation charges, capitalized interest and non-cash interest charges. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs. Normalized FAD represents FAD adjusted for certain items detailed in the reconciliations.

While the Company uses FFO, Normalized FFO, AFFO, Normalized AFFO, FAD and Normalized FAD as supplemental performance measures of our cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO, AFFO and FAD

The following table reconciles GAAP net income available to common stockholders to each of NAREIT FFO attributable to common stockholders and normalized FFO attributable to common stockholders, as well as normalized AFFO and normalized FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended
	March 31,
	2016	2015

GAAP net income available to common stockholders	$19,757	$16,611
Add: Depreciation and amortization	8,561	6,779
NAREIT FFO attributable to common stockholders	28,318	23,390

Add: Non-recurring one-time items	—	—
Normalized FFO attributable to common stockholders	28,318	23,390

Less: Non-cash rental income	(2,317)	(1,923)
Less: Effective interest income from mortgage loans	(1,262)	(551)
Less: Deferred income from unconsolidated joint ventures	—	(77)
Normalized adjusted FFO (AFFO)	24,739	20,839

Add: Non-cash compensation charges	990	982
Add: Non-cash interest related to earn-out liabilities	149	54
Less: Capitalized interest	(686)	(147)
Normalized funds available for distribution (FAD)	$25,192	$21,728

NAREIT Basic FFO attributable to common stockholders per share	$0.76	$0.66
NAREIT Diluted FFO attributable to common stockholders per share	$0.76	$0.65

NAREIT Diluted FFO attributable to common stockholders	$28,419	$24,331
Weighted average shares used to calculate NAREIT diluted FFO per share attributable to common stockholders	37,640	37,529

Basic normalized FFO attributable to common stockholders per share	$0.76	$0.66
Diluted normalized FFO attributable to common stockholders per share	$0.76	$0.65

Diluted normalized FFO attributable to common stockholders	$28,419	$24,331
Weighted average shares used to calculate diluted normalized FFO per share attributable to common stockholders	37,640	37,529

Basic normalized AFFO per share	$0.66	$0.59
Diluted normalized AFFO per share	$0.66	$0.58

Diluted normalized AFFO	$24,840	$21,780
Weighted average shares used to calculate diluted normalized AFFO per share	37,640	37,529

Basic normalized FAD per share	$0.67	$0.62
Diluted normalized FAD per share	$0.67	$0.60

Diluted normalized FAD	$25,293	$22,669
Weighted average shares used to calculate diluted normalized FAD per share	37,640	37,529

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share)

	March 31, 2016	December 31, 2015
ASSETS
Investments:
Land	$108,867	$106,841
Buildings and improvements	1,120,889	1,091,845
Accumulated depreciation and amortization	(259,237)	(251,265)
Real property investments, net	970,519	947,421
Mortgage loans receivable, net of loan loss reserve: 2016—$2,246; 2015—$2,190	223,053	217,529
Real estate investments, net	1,193,572	1,164,950
Investments in unconsolidated joint ventures	24,042	24,042
Investments, net	1,217,614	1,188,992

Other assets:
Cash and cash equivalents	24,280	12,942
Debt issue costs related to bank borrowing	2,605	2,865
Interest receivable	5,815	4,536
Straight-line rent receivable, net of allowance for doubtful accounts: 2016—$861 2015—$833	45,492	42,685
Prepaid expenses and other assets	21,020	21,443
Notes receivable	2,024	1,961
Total assets	$1,318,850	$1,275,424

LIABILITIES
Bank borrowings	$161,000	$120,500
Senior unsecured notes, net of debt issue costs: 2016—$1,044; 2015—$1,095	447,256	451,372
Accrued interest	2,852	3,974
Accrued incentives and earn-outs	12,572	12,722
Accrued expenses and other liabilities	22,480	27,654
Total liabilities	646,160	616,222

EQUITY
Stockholders’ equity:
Common stock: $0.01 par value; 60,000 shares authorized; shares issued and outstanding: 2016—37,915; 2015—37,548	379	375
Capital in excess of par value	772,677	758,676
Cumulative net income	948,186	928,328
Accumulated other comprehensive income	18	47
Cumulative distributions	(1,048,570)	(1,028,224)
Total equity	672,690	659,202
Total liabilities and equity	$1,318,850	$1,275,424